Exhibit 99.1

AIM ImmunoTech Signs Material Transfer and Research Agreement with Japan’s National

Institute of Infectious Diseases and Shionogi, a Leading Global Pharmaceutical Company,

to Test Ampligen as Potential Vaccine Adjuvant for COVID-19

OCALA, Fla. – July 6, 2020 – AIM ImmunoTech (NYSE American: AIM), today announced that is has signed a material transfer and research agreement with Japan’s National Institute of Infectious Diseases (NIID) and Shionogi & Co., Ltd. (Shionogi), a leading global pharmaceutical company headquartered in Japan, in order to test AIM’s drug Ampligen as a potential adjuvant therapy for COVID-19, the new coronavirus infectious disease caused by SARS-CoV-2. Under the agreement, AIM will provide Ampligen samples for various research projects. The details of all preclinical and clinical results will remain confidential until released by NIID and Shionogi.

This program will be a collaboration between NIID and Shionogi, with AIM supplying the Ampligen. Hideki Hasegawa, MD, PhD, Director of the NIID’s Influenza Virus Research Center, and Director of the World Health Organization (WHO) Collaborating Centre for Reference and Research on Influenza, Tokyo is a world-class expert on viral vaccines and Shionogi has been committed to infectious diseases for more than 60 years as their key focus.

Tom Equels, CEO of AIM ImmunoTech, commented, “We are honored to work with Japan’s esteemed NIID, as well as Shionogi, one of the world’s premier pharmaceutical companies, in order to accelerate the development of potential COVID-19 vaccines. I truly believe Dr. Hasegawa and the team at Shionogi are among the foremost experts in the field and ideal partners for this exciting collaboration. These new studies are specifically designed to explore Ampligen as a potential vaccine adjuvant. Prior U.S. National Institutes of Health-contracted animal experiments with Ampligen have demonstrated strong prophylactic antiviral activity against the earlier SARS-CoV-1 virus (100% protective survival vs. 100% mortality), which is quite similar to the SARS-CoV-2 virus that causes COVID-19. Prior NIID influenza studies also established Ampligen’s strong potential as a viral vaccine adjuvant. We look forward to collaborating with NIID and Shionogi to determine whether Ampligen could be equally effective as a vaccine enhancer for the SARS-CoV-2 virus in combination with promising vaccine candidates.”

About the National Institute of Infectious Diseases (NIID)

Japan’s National Institute of Infectious Diseases aims to carry out extensive and original research projects on a variety of contagious diseases from the standpoint of preventive medicine, improving human health and welfare by suppressing infectious diseases, and clarifying and supporting the scientific background of health and medical administration of the government.

About Shionogi

Shionogi & Co., Ltd. is committed to “Protect people worldwide from the threat of infectious diseases.” Shionogi is a Japanese pharmaceutical company known for developing Crestor, Tivicay and other successful pharmaceuticals. Dating back to 1878 and incorporated in 1919, the company is listed on the Tokyo Stock Exchange and is a constituent of the Nikkei 225 stock index. The company’s areas of focus include infectious diseases, pain/CNS and cancer medicines.

About AIM ImmunoTech Inc.

AIM ImmunoTech Inc. is an immuno-pharma company focused on the research and development of therapeutics to treat immune disorders, viral diseases and multiple types of cancers. AIM’s flagship products include the Argentina-approved drug rintatolimod (trade names Ampligen® or Rintamod®) and the FDA-approved drug Alferon N Injection®. Based on results of published, peer-reviewed pre-clinical studies and clinical trials, AIM believes that Ampligen® may have broad-spectrum anti-viral and anti-cancer properties. Clinical trials of Ampligen® include studies of cancer patients with renal cell carcinoma, malignant melanoma, colorectal cancer, advanced recurrent ovarian cancer and triple negative metastatic breast cancer. These and other potential uses will require additional clinical trials to confirm the safety and effectiveness data necessary to support regulatory approval and additional funding. Rintatolimod is a double-stranded RNA being developed for globally important debilitating diseases and disorders of the immune system.

The Company is also advancing Ampligen® as a potential treatment for COVID-19, the disease caused by the SARS-CoV-2 coronavirus, and believes Ampligen® has significant therapeutic potential as both an early-onset treatment and prophylaxis against this new and deadly virus. The U.S. Food and Drug Administration has authorized the first human trial assessing the safety and effectiveness of Ampligen® in combination with interferon alfa-2b, in cancer patients with COVID-19.

Cautionary Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate” and similar expressions (as well as other words or expressions referencing future events or circumstances) are intended to identify forward-looking statements. These statements involve a number of risks and uncertainties. For example, significant additional testing and trials will be required to determine whether Ampligen® will be effective in the treatment of COVID-19 in humans and no assurance can be given that it will be the case. In this regard, no assurance can be given as to whether the trial with NIID and Shionogi and/or subsequent trails will prove successful. Some of the world’s largest pharmaceutical companies are racing to find a treatment for COVID-19. Even if Ampligen® proves effective in combating the virus, no assurance can be given that our actions toward proving this will be given first priority or that, even if Ampligen® proves effective, another treatment that eventually proves effective will not make our efforts ultimately unproductive. No assurance can be given that future studies will not result in findings that are different from those reported in studies we are relying on. Operating in foreign countries carries with it a number of risks, including potential difficulties in enforcing intellectual property rights. We cannot assure that our potential foreign operations will not be adversely affected by these risks. With regard to the Company’s activities with Ampligen® generally, no assurance can be given as to whether current or planned trials will be successful or yield favorable data and the trials are subject to many factors including lack of regulatory approval(s), lack of study drug, or a change in priorities at the institutions sponsoring other trials. In addition, initiation of planned clinical trials may not occur secondary to many factors including lack of regulatory approval(s) or lack of study drug. Even if these clinical trials are initiated, the Company cannot assure that the clinical studies will be successful or yield any useful data or require additional funding. Any forward-looking statements set forth herein speak only as of the date of this press release. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. The information found on our website is not incorporated by reference herein and is included for reference purposes only.

Contacts:

Crescendo Communications, LLC

Phone: 212-671-1021

Email: aim@crescendo-ir.com

AIM ImmunoTech Inc

Phone: 800-778-4042

Email: IR@aimimmuno.com